                                                                    Exhibit 99.3

Supplemental Management's Discussion and Analysis of Financial Condition and Results of Operations

    SUPPLIMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS
                           AND RESULTS OF OPERATIONS

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      Management's discussion and analysis of financial condition and results of operations analyzes the major elements of Main Street's consolidated statements of financial condition and consolidated statements of income. This section should be read in conjunction with Main Street Banks' consolidated financial statements and accompanying notes and other detailed information appearing elsewhere herein.

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

      The following discussion contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies, and our expectations. These forward-looking statements include statements identified by use of the words "may," "should," "will," "contemplate," "continue," "possible," "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain and involve five risks and uncertainties that may cause actual results, performance or such investments to be materially different from those expressed or implied from such forward looking statements. Factors which could have a material adverse effect on our operations include, but are not limited to, changes in interest rates and the level and composition of deposits, loan demand and the values of loan collateral, mortgages, securities and other interest sensitive assets and liabilities, general economic conditions, legislation and regulation, monetary and fiscal policies of the federal government, including policies of the Treasury Department and the Federal Reserve Board, competition, demand for financial services in our market area, accounting principles and guidelines, and the failure of assumptions underlying the establishment of the reserve for loan losses. You should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We will not publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. All written or oral forward statements attributable to Main Street's are qualified in their entirety by these cautionary statements.

FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

            OVERVIEW

      Main Street's net income was $13.9 million, $12.1 million and $10.7 million for the years ended December 31, 2000, 1999 and 1998, respectively. Basic earnings per share were $0.90, $0.78 and $0.70 for the same periods, respectively, and diluted earnings per share were $0.88, $0.77 and $0.68 for the same periods. Earnings growth from 1998 to 1999 and from 1999 to 2000 resulted principally from an increase in net interest income fueled mainly by strong balance sheet growth in a relatively stable interest rate environment. Earnings growth was further augmented by an increase in non-interest income which resulted from the addition and growth of several fee-based business lines.

            On an operating basis, which excludes the impact of merger-related expenses and other onetime items, the Company's net earnings were $15.2 million, $12.1 million and $10.7 million for the years ended December 31, 2000, 1999 and 1998, respectively. Diluted earnings per share on an operating basis were $0.96, $0.76 and $0.68 for the same periods, respectively. Also on an operating basis, the Company posted returns on average assets of 1.55%, 1.44% and 1.47% for the same three years, as well as returns on average equity of 18.2%, 15.7% and 15.1%.

            Total assets at December 31, 2000 and 1999 were $1,071 million and $907.1 million, respectively. At the same time, total deposits were $885.9 million and $754.3 million. Loans, net of unearned income, totaled $736.0 million and $668.4 million for the two year-end dates. From year-end 1999 to year-end 2000, the Company experienced loan and deposit growth of $67.6 million, or 10.1%, and $131.6 million, or 17.4%, respectively. Shareholder's equity was $93.8 million and $80.1 million December 31, 2000 and 1999, respectively.

            RESULTS OF OPERATIONS

            NET INTEREST INCOME. Net interest income for 2000 was $48.2 million compared to $42.0 million in 1999, an increase of 14.8% or $6.2 million. The increase in net interest income was largely the result of overall balance sheet growth and the corresponding increase in average interest earning assets which grew 18.7% over the December 31, 1999 level. Growth in average loans of 16.2% provided the bulk of the increase in earning assets and contributed most significantly to the growth in net interest income. In a rising interest rate environment, yields on earning assets climbed throughout the year, but did not rise sufficiently to offset the increased cost of deposits and borrowings. The resulting shrinkage in net interest spread and net interest margin was due to intense competition for time deposits in the Company's local markets and an increasing mix of time deposits required to fund asset growth. While interest earning assets yielded 9.37% in 2000 versus 8.89% in 1999 (a 48 basis point increase), the cost of interest bearing liabilities increased 82 basis points from 4.23% to 5.05%.

            Net interest income for 1999 was $42.0 million compared to $37.0 million in 1998, an increase of $5.0 million or 13.5%. This increase was produced solely by growth in interest earning assets, as the relatively stable interest rate environment allowed the Company to maintain its spreads and margins relatively constant. Average earning assets grew 15.4% from $667.2 million to $770.1 million, an increase which was driven significantly by 20.5% average loan growth from 1998 to 1999.

The following table presents the total dollar amount of average balances, interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates.

                                               Year Ending                     Year Ending                     Year Ending
                                            December 31, 2000               December 31, 1999               December 31, 1998
                                       Balance    Interest   Yield     Balance    Interest     Yield    Balance      Interest  Yield
                                      ---------   --------   -----    ---------   ---------    ----    ---------     --------  -----
AVERAGE ASSETS
Interest Earning Assets:
  Loans, net (1)                      $ 713,862   $ 73,273   10.26%   $ 614,381   $ 59,591    9.70%   $ 509,625     $51,950   10.19%
  Mortgage loans held for sale        $   1,519   $    124    8.16%   $   1,741   $    135    7.75%   $   1,563     $   103    6.59%
  Investment securities:
    Taxable                           $ 114,946   $  7,463    6.49%   $ 102,387   $  6,182    6.04%   $  93,402     $ 5,851    6.26%
    Non-taxable(3)                    $  27,471   $  1,186    6.54%   $  24,050   $  1,152    7.26%   $  20,939     $ 1,099    7.95%
  Interest bearing deposits           $   1,429   $     77    5.39%   $     941   $     40    4.25%   $     177     $    12    6.78%
  Federal funds sold                  $  54,886   $  3,512    6.40%   $  26,557   $  1,352    5.09%   $  41,504     $ 2,185    5.26%
                                      --------------------            --------------------            ------------------------------
Total interest-earning assets         $ 914,113   $ 85,635    9.37%   $ 770,057   $ 68,452    8.89%   $ 667,210     $61,200    9.17%

Non-interest-earning assets
  Cash & due from banks               $  38,279                       $  37,001                       $  31,751
  Allowance for loan losses           $ (10,475)                      $  (9,271)                      $  (8,120)
  Premises and equipment              $  26,730                       $  25,478                       $  24,004
  Other real estate owned             $   1,261                       $   1,466                       $   1,046
  Other assets                        $  10,733                       $  15,297                       $  11,871
                                      ---------                       ----------                       ---------
    Total assets                      $ 980,641                       $ 840,028                       $ 727,762
                                      =========                       -========                       =========

AVERAGE LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest-Bearing Liabilities:
  Demand & money market dep           $ 189,786   $  5,616    2.96%   $ 180,481   $  4,073    2.26%   $ 160,451     $ 4,163    2.59%
  Savings deposits                    $  44,520   $  1,100    2.47%   $  45,055   $  1,131    2.51%   $  37,476     $ 1,066    2.84%
  Time deposits                       $ 444,130   $ 27,044    6.09%   $ 358,485   $ 19,037    5.31%   $ 325,155     $18,272    5.62%
  FHLB advances                       $  52,412   $  3,204    6.11%   $  32,353   $  1,605    4.96%   $  10,860     $   586    5.40%
  Federal funds purchased &
    other borrowings                  $   9,365   $    435    4.64%   $   7,691   $    568    7.39%   $   1,891     $   144    7.62%
                                      --------------------            --------------------            ------------------------------
  Total interest-bearing liabilities  $ 740,213   $ 37,399    5.05%   $ 624,065   $ 26,414    4.23%   $ 535,833     $24,231    4.52%
                                                  -----------------               -----------------                 ----------------
Non-interest-bearing:
  Demand deposits                     $ 150,358                       $ 131,809                       $ 115,023
  Other liabilities                   $   6,492                       $   7,279                       $   6,422
                                      ---------                        --------                       ---------
    Total liabilities                 $ 896,934                       $ 763,153                       $ 657,278
  Shareholders' equity                $  83,578                       $  76,875                       $  70,484
                                      ---------                        --------                       ---------

  Total liabilities and
  shareholder's equity                $ 980,641                       $ 840,028                       $ 727,762
                                      =========                        ========                       =========
  Net Interest Rate Spread                                    4.32%                           4.66%                            4.65%
                                                             ======                          ======                           ======
  Net Interest Income and Margin(4)               $ 48,236    5.28%               $ 42,038    5.46%                 $36,969    5.54%
                                                  =================              ==================                =================

(1) Fee income related to loans of $4,819, $4,663, and $4,100 for the years ended December 31, 2000, December 31, 1999, and December 31, 1998 respectively, is included in interest income.

(2)   Non-accrual loans of $1,006, $1,786, and $1,802 at December 31, 2000,
      December 31, 1999 and December 31, 1998 are included in the average loan balances.

(3) To effect pre-tax income and resultant yields on tax-exempt investments comparable to those on taxable investments, a tax-equivalent adjustment has been computed using a federal income tax rate of 34%.

(4) The net interest margin is equal to net interest income divided by average interest-earning assets.

The following schedule presents the dollar amount of changes in interest income and interest expense for the major components of interest-earning assets and interest-bearing liabilities and distinguishes between the change related to higher outstanding balances and the change in interest rates. For purposes of this table, changes attributable to both rate and volume which cannot be segregated have been allocated to rate.

                                                          2000 vs.1999                        1999 vs.1998
                                                   Increase (Decrease) Due To          Increase (Decrease) Due To
                                                 Volume       Rate       Total       Volume      Rate         Total
                                                     (Dollars in thousands)              (Dollars in thousands)
Interest-earning assets:
  Loans                                         $  9,649    $  4,033    $ 13,682    $ 10,679    $ (3,038)   $  7,641
  Mortgage loans held for sale                       (17)          6         (11)         12          20          32
  Investment securities:
  Taxable                                            758         523       1,281         563        (232)        331
  Non-taxable                                        248        (214)         34         247        (194)         53
  Interest-bearing deposits                           21          16          37          52         (24)         28
  Federal funds sold                               1,442         718       2,160        (787)        (46)       (833)
                                                --------------------------------    --------------------------------

Total increase (decrease) in interest income      12,101       5,082      17,183      10,765      (3,513)      7,252

Interest-bearing liabilities:
  Demand and money market deposits                   210       1,333       1,543         520        (610)        (90)
  Savings deposits                                   (13)        (18)        (31)        216        (151)         65
  Time deposits                                    4,548       3,459       8,007       1,873      (1,108)        765
  FHLB advances                                      995         604       1,599       1,160        (141)      1,019
  Fed funds purchased & other borrowings             124        (257)       (133)        442         (18)        424
                                                --------------------------------    --------------------------------

Total increase (decrease) in interest expense      5,863       5,122      10,985       4,210      (2,027)      2,183

Increase (decrease) in net interest income      $  6,238    $    (40)   $  6,198    $  6,556    $ (1,487)   $  5,069
                                                ================================    ================================

            PROVISION FOR LOAN LOSSES. Management's policy is to maintain the allowance for loan losses at a level sufficient to absorb estimated losses inherent in the loan portfolio. The allowance is increased by the provision for loan losses and decreased by charge-offs, net of recoveries. In determining inherent losses, management considers financial services industry trends, conditions of individual borrowers, historical loan loss experience and the general economic environment. As these factors change, the level of loan loss provision changes. The allowance for loan losses at December 31, 2000 was $10.9 million, representing 1.48% of outstanding loans, compared to $9.7 million or 1.46% of outstanding loans as of December 31, 1999. The provision for loan losses charged against earnings was $2.2 million in 2000 compared to $1.8 million in 1999, an increase $400,000.

            Net loans charged off in 2000 was $1.0 million compared to $639,000 in 1999 and $604,000 in 1998. The 1999 provision of $1.8 million was $100,000 higher than the provision of $1.7 million made in 1998.

            NON-INTEREST INCOME. For 2000, non-interest income totaled $10.7 million, an increase of $300,000 over non-interest income of $10.4 million in 1999. Excluding a merger related restructuring of the company's investment portfolio and the resulting pretax loss of $513,000, non-interest income totaled $11.2 million which represented a 7.1% increase over 1999. The growth in fee income is mainly a result of higher service charges on and the growth in number of demand deposit accounts. The increase is also attributed to the growth in the Company's investment and insurance business lines. Non-interest income in 1999 increased $1.1 million over the $9.3 million total for 1998. This increase is again the result of growth in demand deposit accounts, increased pricing on these accounts and growth in the Company's investment and insurance business lines.

      The following table presents the major categories of non-interest income:

                                                     Years Ended December 31
                                                    2000        1999       1998
                                                  ------------------------------
                                                      (Dollars in Thousands)

            Service charges on deposit accounts   $  5,104    $  4,672   $ 4,164
            Mortgage fee income                      1,328       1,346     1,425
            Investment fee income                      428         278       123
            Insurance fee income                     2,308       1,764     1,527
            Gain on sale of SBA loans                   68          42       200
            Net realized gains (losses) on
            securities                                (513)          9        41
            Other non-interest income                1,953       2,337     1,856
                                                  ------------------------------
            Total non-interest income             $ 10,676    $ 10,448   $ 9,336
                                                  ==============================

      NON-INTEREST EXPENSE. For the years ended 2000, 1999 and 1998, non-interest expense totaled $35.0 million, $32.3 million and $29.0 million, respectively. The following table presents the major categories of non-interest expense:

                                                Years Ended December 31
                                                2000      1999      1998
                                              ---------------------------
                                                 (Dollars in Thousands)

            Salaries and employee benefits    $18,995   $17,533   $16,186
            Occupancy and equipment expense     4,887     4,477     4,000
            Data processing fees                  654       527       458
            Professional fees                     912     1,020       387
            Regulatory assessments                340       257       175
            Intangible amortization               439       439       439
            Other                               8,814     8,009     7,305
                                              ---------------------------
            Total non-interest expense        $35,041   $32,262   $28,950
                                              ===========================

            For 2000, non-interest expense increased 8.6% or $2.8 million over 1999. Salaries and employee benefits grew from $17.5 million to $19.0 million, a 8.6% increase, due to the opening of two new banking offices and growth throughout the Company, including the investment, insurance and mortgage business lines. Occupancy and equipment costs also rose due to the new banking facilities. With rapid growth in its market, the Company believes that the opening of de novo banking facilities is a prudent strategy to employ on a limited basis.

            Comparing 1999 to 1998, non-interest expenses rose 11.4% with higher salaries and employee benefits constituting the largest portion of this increase. Personnel related costs rose from $16.2 million to $17.5 million or an 8.0% increase. Occupancy and equipment increased $11.9%. These increases were mainly the result of new banking offices and the construction and opening of a new operations center. Professional fees grew from $387,000 to $1.0 million due largely to the Company's use of consulting firms to conduct a staffing efficiency study, a margin improvement program and a review of interest-bearing product profitability.

            INCOME TAXES. Income tax expense includes both federal income tax and Georgia state income tax. The amount of federal income tax expense is influenced by the amount of taxable income, the amount of tax-exempt income and the amount of non-deductible expenses. In 2000, income tax expense was $7.8 million compared to $6.3 million in 1999. In 1998, income tax expense was $5.0 million. The Company's effective tax rates in 2000, 1999 and 1998, respectively, were 35.8%, 34.4% and 31.9%.

      FINANCIAL CONDITION

LOANS. At December 31, 2000, loans, net of unearned income, were $736.0 million, an increase of $67.6 million or 10.1% over net loans at December 31, 1999 of $668.4 million. The growth in the loan portfolio was attributable to a consistent focus on quality loan production and strong loan markets in the state and region. The bank's loan portfolio experienced growth in all major categories of loans at December 31, 2000. Real estate-construction loans increased $22.4 million or 17.5% from December 31, 1999. There was also a strong increase in commercial and industrial loans from December 31, 1999 to December 31, 2000, with an increase of $21.9 million or 28.9%. The company continues to monitor the composition of the loan portfolio to ensure that the market risk to the balance sheet is not adversely affected by the impact of changes in the economic environment on any one segment of the portfolio.

      The following table summarizes the loan portfolio of Main Street Banks by type of loan:

                                                     December 31
                                 2000        1999        1998        1997        1996
                                                (Dollars in Thousands)
Commercial and industrial      $ 97,572    $ 75,747    $ 56,980    $ 54,626    $ 41,296
Real estate construction       $150,107    $127,657    $100,224    $ 86,442    $ 57,656
Real estate mortgage           $424,774    $397,910    $332,956    $283,385    $246,564
Consumer and other             $ 63,510    $ 67,133    $ 56,182    $ 51,874    $ 52,658
                               ---------------------------------------------------------
                               $735,963    $668,447    $546,342    $476,327    $398,174
                               =========================================================

Mortgage loans held for sale   $  2,248    $  1,357    $  4,283    $     --    $     --
                               =========================================================

Percent of loans by category to total loans (Excluding loans held for sale):
Commercial and industrial         13.26%      11.33%      10.43%      11.47%      10.37%
Real estate construction          20.40%      19.10%      18.34%      18.15%      14.48%
Real estate mortgage              57.71%      59.53%      60.95%      59.49%      61.92%
Consumer and other                 8.63%      10.04%      10.28%      10.89%      13.23%
                               ---------------------------------------------------------
                                 100.00%     100.00%     100.00%     100.00%     100.00%
                               =========================================================

      To accomplish Main Street's lending objectives, management seeks to achieve consistent loan growth within its primary market areas while maximizing loan yields and maintaining a high quality loan portfolio. Main Street Banks monitors its lending objectives primarily through its eastern and western division senior loan committees. In addition to the senior loan committees, larger credits are reviewed by the banks' executive loan committee. Main Street's lending objectives are clearly defined in its Lending Policy, which is reviewed annually and approved by the board of directors. The senior loan committee in each division is chaired by that division's credit officer. Members of the senior loan committee include the president of Main Street Bank, regional executives from the respective divisions, its risk management officer and various lending officers. The executive loan committee is chaired by the president of the bank, and it includes the division senior credit officers and the risk management officer.

      Generally, all loans with total related debt of between $250,000 and $2,500,000 are reviewed for approval by the senior loan committee. However, for certain loans that have been identified as low risk loans, i.e., residential mortgage loans and consumer loans, the division executives have approval authority up to $500,000. The next level of approval authority rests with the executive loan committee, which has approval authority for loan relationships with committed debt of $5,000,000. The company has established an internal limit of $5,000,000, and any relationship which exceeds this limit must be approved by the board of directors. The board of directors is generally responsible for ratifying the actions of the senior loan committee and the executive loan committee and serving as the ultimate approval authority for single advances or total commitments over $5 million. Additionally, Main Street Banks' board of directors is responsible for approving all new loan requests for which a borrower's total debt exceeds $5 million.

      Main Street Banks primarily focuses on the following loan categories: (1) commercial, (2) real estate construction, (3) real estate mortgage and (4) consumer loans. Main Street Banks' management has strategically located its branches in high growth markets and has taken advantage of a surge in residential and industrial growth in northeastern Georgia.

      Real estate mortgage lending has significantly contributed to Main Street's loan growth during the past several years. Generally, these loans are owner-occupied and are amortized over a 15 year to 20 year period with a three to five year maturity. The underwriting criteria for these loans is very similar to the underwriting criteria used in the mortgage industry. Typically, a borrower's debt to income ratio can not exceed 36% and the loan to appraised value ratio cannot exceed 89.9%. However, Main Street's knowledge of its customers and its market allows the company to be more flexible in meeting its customers' needs. Main Street also underwrites commercial mortgage loans. Loans included in this category are primarily for the acquisition or refinancing of owner-occupied commercial buildings. These loans are underwritten on the borrower's ability to meet certain minimum debt service requirements and the value of the underlying collateral to meet certain loan to value guidelines. Main Street Banks also perfects its interest in equipment or other business assets of the borrower and obtains personal guaranties.

      Main Street also underwrites loans to finance the construction of residential and non-residential properties which include speculative and pre-sale loans. Speculative construction loans involve a higher degree of risk, as these are made on the basis that a borrower will be able to sell the project to a potential buyer after a project is completed. Pre-sale construction loans usually have a pre-qualified buyer under contract before construction is to begin. The major risk for pre-sale loans is getting the project completed in a timely manner and according to plan specifications. Non-residential construction loans include construction loans for churches, commercial buildings, strip shopping centers, and acquisition and development loans. These loans also carry a higher degree of risk and require strict underwriting guidelines. All construction loans are secured by first liens on real estate and generally have floating interest rates. Main Street conducts periodic inspections either directly or through an agent prior to approval of periodic draws on these loans.

As an underwriting guideline, management focuses on the borrower's past experience in completing projects in a timely manner and the borrowers financial condition with special emphasis placed on liquidity ratios. Although construction loans are deemed to be of higher risk, Main Street believes that it can monitor and manage this risk properly.

      Main Street also underwrites commercial and industrial loans. Generally, these loans are for working capital purposes and are secured by inventory, accounts receivable or equipment. Main Street maintains strict underwriting standards for this type of lending. Potential borrowers must meet certain working capital and debt ratios as well as generate positive cash flow from operations. Borrowers in this category will generally have a debt service coverage ratio of at least 1.3 to 1. Main Street will also perfect its interest in equipment or other business assets of the borrower and obtain personal guaranties. Main Street Banks does not originate and does not currently hold in its portfolio any foreign loans. Main Street is also an active participant in the origination of Small Business Administration (SBA) loans. These loans are solicited from the company's market areas, and are generally underwritten in the same manner as conventional loans generated for the company's portfolio. The portion of loans that are secured by the guaranty of the SBA may from time to time be sold in the secondary market to provide additional liquidity, and to provide a source for fee income.

      Consumer loans include automobile loans, recreational vehicle loans, boat loans, home improvement loans, home equity loans, personal loans (collateralized and uncollateralized) and deposit account collateralized loans. The terms of these loans typically range from 12 to 120 months and vary based upon the nature of collateral and size of the loan. Consumer loans involve greater risk than residential mortgage loans. This is due to the fact that these loans may be unsecured or secured by rapidly depreciating assets such as automobiles. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan balance. The remaining deficiency often does not warrant further substantial collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws may limit the amount which can be recovered on such loans.

      The contractual maturity ranges of the commercial and industrial and real estate-construction portfolios and the amount of such loans with predetermined interest rates and floating rates in each maturity range as of December 31, 2000 are summarized as follows:

                                                       After One
                                           One Year   Year Through  After Five
                                           or Less     Five Years      Years     Total
                                           --------   ------------  ----------  --------
                                                        (Dollars in thousands)
Commercial and industrial                  $ 46,502     $ 37,435     $ 13,635   $ 97,572
Real estate-construction                    144,925        3,621        1,561    150,107
                                           --------     --------     --------   --------

Total                                      $191,427     $ 41,056     $ 15,196   $247,679
                                           ========     ========     ========   ========

Loans with a predetermined interest rate   $ 99,436     $ 33,302     $ 14,125   $146,863
Loans with a floating interest rate          91,991        7,754        1,071    100,816
                                           --------     --------     --------   --------

Total                                      $191,427     $ 41,056     $ 15,196   $247,679
                                           ========     ========     ========   ========

      NON-PERFORMING ASSETS. Main Street has several procedures in place to assist management in maintaining the overall quality of its loan portfolio. Main Street has established written guidelines contained in its Lending Policy for the collection of past due loan accounts. These guidelines explain in detail Main Street's policy on the collection of loans over 30, 60, and 90 days delinquent. Generally, loans over 90 days delinquent are placed in a non-accrual status. However, if the loan is deemed to be in process of collection, it may be maintained on an accrual basis. Main Street's Management makes loan officers aware of its lending policy and the collection policy contained therein on a continuous basis. Main Street's Management has also staffed its collection department with properly trained staff to assist lenders with collection efforts and to maintain records and develop reports on delinquent borrowers. Main Street's lending approach, as well as a healthy local economy, has resulted in strong asset quality. Main Street had non-performing assets of $3.3 million, $2.7 million, and $3.0 million as of December 31, 2000, 1999 and 1998, respectively. For 2000, 1999 and 1998, the gross amount of interest income that would have been recorded on non-performing loans, if all such loans had been accruing interest at the original contract rate, was approximately $110,000, $172,000 and $82,000 respectively. Management is not aware of any loans that meet the definition of a troubled debt restructuring as of December 31, 2000 or 1999. Main Street Banks records real estate acquired through foreclosure at the lesser of the outstanding loan balance or the fair value at the time of foreclosure, less estimated cost to sell. Main Street usually disposes of real estate acquired through foreclosure within one year; however, if it is unable to dispose of the foreclosed property, the property's value is assessed annually and written down to its fair value less cost to sell.

      The following table presents information regarding non-performing assets at the dates indicated:

                                                       December 31
                                       2000      1999      1998      1997      1996
                                      -----------------------------------------------
                                                  (Dollars in Thousands)
Non-performing Assets
Non-accrual loans                     $1,123    $1,747    $1,699    $1,139    $1,427
Other real estate and repossessions    2,141       984     1,338     1,366     1,190
                                      ------    ------    ------    ------    ------
Total non-performing assets           $3,264    $2,731    $3,037    $2,505    $2,617
                                      ======    ======    ======    ======    ======

Loans past due 90 days or more and
  still accruing                      $1,735    $  426    $  700    $  874    $  183

Ratio of past due loans to loans,
  net of unearned income(1)             0.24%     0.06%     0.13%     0.18%     0.05%
Ratio of non-performing assets to
  loans, net of unearned income,
  and other real estate(1)              0.44%     0.41%     0.55%     0.52%     0.66%

(1)   Excludes mortgage loans held for sale.

      Management is not aware of any potential problem loans other than those noted in the table above.

      ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is a reserve established through charges to earnings in the form of a provision for loan losses. The provision for loan losses is based on management's evaluation of the economic environment, the history of charged-off loans and recoveries, size and composition of the loan portfolio, non-performing and past-due loans, and other aspects of the loan portfolio. Main Street Banks' management has established an allowance for loan losses which it believes is adequate for anticipated losses in its loan portfolio. Based on a continuous credit evaluation of the loan portfolio, management presents a quarterly review of the allowance for loan losses to Main Street Banks' board of directors. The review that management has developed primarily focuses on risk by evaluating the level of loans in certain risk categories. These categories have also been established by management and take the form of loan grades. These loan grades closely mirror regulatory classification guidelines and include pass loan categories 1 through 4 and special mention, substandard, doubtful, and loss categories of 5 through 8, respectively. By grading the loan portfolio in this manner, Main Street's management is able to effectively evaluate the portfolio by risk, which management believes is the most effective way to analyze the loan portfolio and thus analyze the adequacy of the reserve for loan losses. Also, Main Street's management reviews activity in the allowance for loan losses, such as charge-offs and recoveries, during each quarter to identify trends.

      Main Street follows a loan review program to evaluate the credit risk in the loan portfolio. Through the loan review process, Main Street maintains an internally classified loan list which, along with the delinquency list of loans, helps management assess the overall quality of the loan portfolio and the adequacy of the allowance for loan losses. Loans classified as "substandard" are those loans with clear and defined weaknesses such as a highly-leveraged position, unfavorable financial ratios, uncertain financial ratios, uncertain repayment sources, or poor financial condition which may jeopardize recoverability of the debt. Loans classified as "doubtful" are those loans that have characteristics similar to substandard loans but have an increased risk of loss, or at least a portion of the loan may require being charged-off. Loans classified as "loss" are those loans that are in the process of being charged-off. For the year ended 2000, net charge-offs totaled $1.0 million or 0.14% of average loans outstanding for the period, net of unearned income, compared to $639,000 or 0.10% in net charge-offs during 1999. Main Street Banks' net charge-offs totaled $604,000 or 0.12% of average loans, net of unearned income, outstanding in 1998. Main Street Banks recorded a provision for loan losses of $2.2 million, $1.8 million and $1.7 million in 2000, 1999 and 1998, respectively. At December 31, 2000, the allowance for loan losses totaled $10.9 million, or 1.48% of total loans, net of unearned income. At December 31, 1999, the allowance for loan losses was $9.7 million, or 1.46% of total loans, net of unearned income.

      The following table presents an analysis of the allowance for loan losses and other related data:

                                                            Years Ended December 31
                                       ------------------------------------------------------------------
                                          2000          1999          1998          1997          1996
                                       ------------------------------------------------------------------
                                                             (Dollars in Thousands)
Average loans outstanding (net
  of unearned income)                  $ 713,862     $ 614,381     $ 509,625     $ 439,370     $ 378,659
Total loans, net of unearned income,
  at end of period                       735,963       668,447       546,342       476,327       398,174
Allowance for loan losses at
  beginning of period                      9,744         8,588         7,503         6,359         5,901
Provision for loan losses                  2,184         1,795         1,689         2,121         1,184
Charge offs:
  Commercial and industrial                 (330)         (352)         (536)         (111)         (152)
  Real estate                               (492)          (74)         (166)         (273)         (271)
  Consumer                                  (553)         (587)         (347)         (888)         (576)
Recoveries:
  Commercial and industrial                   48            47            66            39            50
  Real estate                                 95            71           131            38            59
  Consumer                                   211           256           248           218           164
                                       ------------------------------------------------------------------

Net charge offs                        $  (1,021)    $    (639)    $    (604)    $    (977)    $    (726)
                                       ------------------------------------------------------------------

Allowance for loan losses at end
  of period                            $  10,907     $   9,744     $   8,588     $   7,503     $   6,359
                                       ==================================================================

Ratio of allowance to end of
  period loans                              1.48%         1.46%         1.57%         1.58%         1.60%
Ratio of net charge-offs to
  average loans                             0.14%         0.10%         0.12%         0.22%         0.19%
Ratio of allowance to end of
  period non-performing loans             971.24%       557.76%       505.47%       658.74%       446.25%

The following tables describe the allocation of the allowance for loan losses among various categories of loans and certain other information. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from any segment of loans.

                                                                     December 31
                                  -------------------------------------------------------------------------------------
                                           2000                          1999                          1998
                                  -------------------------------------------------------------------------------------
                                           Percent of Loans              Percent of Loans              Percent of Loans
                                  Amount   to Total Loans      Amount    to Total Loans      Amount    to Total Loans
                                  -------------------------------------------------------------------------------------
                                                                   (Dollars in Thousands)
Balance of allowance for loan losses applicable to:
Commercial and industrial         $ 1,449            13.29%   $ 1,101              11.30%   $   891              10.37%
Real estate                         8,517            78.08%     7,664              78.65%     6,817              79.38%
Consumer and other                    941             8.63%       979              10.05%       880              10.25%
                                  -------------------------------------------------------------------------------------

Total allowance for loan losses   $10,907           100.00%   $ 9,744             100.00%   $ 8,588             100.00%
                                  =====================================================================================


                                                       December 31
                                  -------------------------------------------------------
                                           1997                          1996
                                  -------------------------------------------------------
                                           Percent of Loans              Percent of Loans
                                  Amount   to Total Loans      Amount    to Total Loans
                                  -------------------------------------------------------
                                                  (Dollars in Thousands)
Balance of allowance for loan losses applicable to:
Commercial and industrial        $  859             11.45%   $  661                10.39%
Real estate                       5,830             77.70%    4,859                76.42%
Consumer and other                  814             10.85%      839                13.19%
                                  -------------------------------------------------------

Total allowance for loan losses  $7,503            100.00%   $6,359               100.00%
                                  =======================================================

      Main Street Banks believes that the allocation of its allowance for loan losses is reasonable. Where management is able to identify specific loans or categories of loans where specific amounts of reserve are required, allocations are assigned to those categories. Federal and state bank regulators also require that a bank maintain a reserve that is sufficient to absorb an estimated amount of unidentified potential losses based on management's perception of economic conditions, loan portfolio growth, historical charge-off experience and exposure concentrations.


      Main Street Banks believes that the allowance for loan losses at December 31, 2000 is adequate to cover losses inherent in the portfolio as of such date. There can be no assurance that Main Street Banks will not sustain losses in future periods which could be substantial in relation to the size of the allowance at December 31, 2000.

      The allowance for loan losses is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance and the size of the allowance for loan losses in comparison to a group of peer banks identified by the regulators. During their routine examinations of banks, the FDIC and the Georgia Department of Banking may require a bank to make additional provisions to its allowance for loan losses when, in the opinion of the regulators, credit evaluations and allowance for loan loss methodology differ materially from those of management.

      While it is the Bank's policy to charge off in the current period loans for which a loss is considered probable there are additional risks of future losses which cannot be quantified precisely or attributed to particular loans or classes of loans. Because these risks include the state of the economy, management's judgment as to the adequacy of the allowance is necessarily approximate and imprecise.


      INVESTMENT SECURITIES. Main Street uses its securities portfolio both as a source of income and as a source of liquidity. At December 31, 2000, investment securities totaled $167.8 million, an increase of $37.8 million from $130.0 million at December 31, 1999. At December 31, 2000, investment securities represented 15.7% of total assets, compared to 14.3% of total assets at December 31, 1999. The average yield on a fully taxable equivalent basis on the investment portfolio for the year ended December 31, 2000 was 6.50% compared to a yield of 6.27% for the year ended December 31, 1999 and 6.57% for the year ended December 31, 1998. At December 31, 1999, investment securities represented 17.2% of total deposits and 14.3% of total assets. Approximately $36.2 million or 21.6% of investment securities reprice within one year.

      The following table summarizes the contractual maturity of investment securities and their weighted average yields.

                                                           December 31, 2000
                               -------------------------------------------------------------------------
                                                   After One Year    After Five Years
                                   Within One     But Within Five     But Within Ten
                                      Year             Years              Years          After Ten Years
                               -------------------------------------------------------------------------
                                Amount    Yield    Amount    Yield    Amount    Yield    Amount    Yield     Total
                               ------------------------------------------------------------------------------------
                                                             (Dollars in Thousands)
U.S. Treasury securities       $    200   5.51%   $     88   5.83%   $  1,104   5.25%   $     --   0.00%   $  1,392
U.S. government agencies and
  corporations                   34,483   6.22%     56,120   6.34%      4,586   6.85%      1,565   6.13%     96,754
Mortgage-backed securities            0   0.00%      5,502   6.24%      9,573   7.09%     24,996   6.46%     40,071
States and political
subdivisions                      1,489   5.09%      9,221   4.69%      7,085   5.42%     11,771   5.43%     29,566

                               ------------------------------------------------------------------------------------
Total                          $ 36,172   6.17%   $ 70,931   6.13%   $ 22,348   6.43%   $ 38,332   6.12%   $167,783
                               ====================================================================================

            The following table presents the amortized costs and fair value of securities classified as available for sale and held-to-maturity at December 31, 2000, 1999 and 1998:

                                            2000                  1999                  1998
                                   ----------------------------------------------------------------
                                   Amortized    Fair     Amortized    Fair     Amortized     Fair
                                      Cost      Value        Cost     Value       Cost       Value
                                   ----------------------------------------------------------------
                                                          (Dollars in Thousands)
Held to Maturity Securities
States and political subdivisions   $ 18,538   $ 18,682   $ 16,228   $ 15,880   $ 13,298   $ 13,905
                                    ===============================================================

Available for Sale Securities
U.S. Treasury securities            $  1,392   $  1,369   $  4,744   $  4,693   $  4,944   $  5,022
U.S. Government agencies and
  coporations                         96,754     97,016     54,702     52,568     42,114     42,230
Mortgage-backed securities            40,071     39,831     43,487     41,793     52,512     52,447
States and political subdivisions     11,028     10,936     10,814     10,123     10,859     11,093
                                    ---------------------------------------------------------------

Total                               $149,245   $149,152   $113,747   $109,177   $110,429   $110,792
                                    ===============================================================

      Mortgage-backed securities are securities which have been developed by pooling real estate mortgages and are principally issued by federal agencies such as the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation. These securities are deemed to have high credit ratings, and minimum regular monthly cash flows of principal and interest are guaranteed by the issuing agencies.

      At December 31, 2000, 62.3% of the mortgage-backed securities Main Street held had contractual final maturities of more than ten years. However, unlike U.S. Treasury and U.S. government agency securities, which have a lump sum payment at maturity, mortgage-backed securities provide cash flows from regular principal and interest payments and principal prepayments throughout the lives of the securities. Mortgage-backed securities which are purchased at a premium will generally suffer decreasing net yields as interest rates drop because homeowners tend to refinance their mortgages. Thus, the premium paid must be amortized over a shorter period. Conversely, these securities purchased at a discount will obtain higher net yields in a decreasing interest rate environment. As interest rates rise, the opposite will generally be true. During a period of increasing interest rates, fixed rate mortgage-backed securities do not tend to experience heavy prepayments of principal and consequently, the average life of this security will not be unduly shortened. If interest rates begin to fall, prepayments will increase, and the average life of these securities will decrease.

      Main Street Banks has adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." At the date of purchase, Main Street is required to classify debt and equity securities into one of three categories: held-to-maturity, trading or available-for-sale. At each reporting date, the appropriateness of the classification is reassessed. Investments in debt securities are classified as held-to-maturity and measured at amortized cost in the financial statements only if management has the positive intent and ability to hold those securities to maturity. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading and measured at fair value in the financial statements with unrealized gains and losses included in earnings. Main Street does not have any securities classified as trading securities. Investments not classified as either held-to-maturity or trading are classified as available-for-sale and measured at fair value in the financial statements with unrealized gains and losses reported, net of tax, in accumulated other comprehensive income, a separate component of shareholders' equity, until realized.

      DEPOSITS. Main Street Banks offers a variety of deposit accounts having a wide range of interest rates and terms. Main Street Banks' deposits consist of demand, savings, money market and time accounts. Main Street relies primarily on competitive pricing policies and customer service to attract and retain these deposits. Main Street has a limited amount of brokered deposits. Main Street's lending and investing activities are funded principally by deposits, approximately 43.5% of which are demand, money market and savings deposits. Deposits at December 31, 2000 were $885.9 million, an increase of $131.6 million or 17.4% from $754.3 million at December 31, 1999. Non-interest-bearing deposits were $139.1 million at December 31, 2000, an increase of $7.9 million, or 6.0% from $131.2 million at December 31, 1999. Certificates of Deposit were $500.6 at December 31, 2000, an increase of $107.9 million, or 27.5% from $392.7 million at December 31, 1999.

      The daily average balances and weighted average rates paid on deposits for each of the years ended December 31, 2000, 1999 and 1998 are presented below:

                                                     Years Ended December 31
                                       ------------------------------------------------------
                                            2000               1999               1998
                                       ------------------------------------------------------
                                        Amount    Rate     Amount    Rate     Amount    Rate
                                                       (Dollars in Thousands)
Non-interest bearing demand deposits   $150,358   0.00%   $131,809   0.00%   $115,023   0.00%
Demand and money market deposits        189,786   2.96%    180,481   2.26%    160,451   2.59%
Savings deposits                         44,520   2.47%     45,055   2.51%     37,476   2.84%
Time deposits                           444,130   6.09%    358,485   5.31%    325,155   5.62%
                                       ------------------------------------------------------

Total deposits                         $828,794   4.07%   $715,830   3.39%   $638,105   3.68%
                                       ======================================================

The following table sets forth the amount of Main Street's certificates of deposit that are $100,000 or greater by time remaining until maturity:

                                                  December 31, 2000
                                                  ------------------------
                                                    (Dollars in Thousands)
                  Three months or less            $ 26,674
                  Over three through six months     35,933
                  Over six through 12 months        62,038
                  Over 12 months                    33,138
                                                  ------------------------

                  Total                           $157,783
                                                  ========================

      OTHER BORROWINGS. Deposits are the primary source of funds for Main Street's lending and investment activities. Occasionally, it obtains additional funds from the Federal Home Loan Bank(FHLB) and correspondent banks. At December 31, 2000, Main Street Banks had borrowings of $52.1 million in the form of FHLB advances and $32.6 million in Federal Funds Purchased and securities sold under repurchase agreements compared to $49.1 million and $18.9 million, respectively, at December 31, 1999. Main Street Banks' weighted average interest rate on FHLB advances for the period ended December 31, 2000 was 6.11%. For a more detailed discussion of the borrowings of Main Street Banks, see note 7 to Main Street Banks' Consolidated Financial Statements included herein.

      INTEREST RATE SENSITIVITY AND LIQUIDITY. Main Street Banks' asset liability and funds management policy provides management with the necessary guidelines for effective funds management and a measurement system for monitoring its net interest rate sensitivity position. Main Street manages its sensitivity position within established guidelines.

      Interest rate risk is managed by the asset liability committee which is composed of senior officers of Main Street, in accordance with policies approved by its board of directors. The asset liability committee formulates strategies based on appropriate levels of interest rate risk. In determining the appropriate level of interest rate risk, the asset liability committee considers the impact on earnings and capital of the current outlook on interest rates, potential changes in interest rates, regional economies, liquidity, business strategies and other factors. The asset liability committee meets regularly to review, among other things, the sensitivity of assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activities, commitments to originate loans and the maturities of investments and borrowings. Additionally, the asset liability committee reviews liquidity, cash flow flexibility, maturities of deposits and consumer and commercial deposit activity. Main Street Banks' management uses two methodologies to manage interest rate risk: (i) an analysis of relationships between interest-earning assets and interest-bearing liabilities; and (ii) an interest rate shock simulation model. Main Street Banks' has traditionally managed its business to reduce its overall exposure to changes in interest rates.

      Main Street manages its exposure to interest rates by structuring its balance sheet in the ordinary course of business. Main Street Banks has in the past, and may utilize interest rate swaps, financial options, or financial futures contracts in order to reduce interest rate risk. No such interest rate protection instruments were in effect at the end of 2000.

      An interest rate sensitive asset or liability is one that, within a defined time period, either matures or experiences an interest rate change in line with general market interest rates. The management of interest rate risk is performed by analyzing the maturity and repricing relationships between interest-earning assets and interest-bearing liabilities at specific points in time (gap) and by analyzing the effects of interest rate changes on net interest income over specific periods of time by projecting the performance of the mix of assets and liabilities in varied interest rate environments. Interest rate sensitivity reflects the potential effect on net interest income of a movement in interest rates. A company is considered to be asset sensitive, or having a positive gap, when the amount of its interest-earning assets maturing or repricing within a given period exceeds the amount of its interest-bearing liabilities also maturing or repricing within that time period. Conversely, a company is considered to be liability sensitive, or having a negative gap, when the amount of its interest-bearing liabilities maturing or repricing within a given period exceeds the amount of its interest-earning assets also maturing or repricing within that time period. During a period of rising interest rates, a negative gap would tend to affect net interest income adversely, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely.

      The following table sets forth an interest rate sensitivity analysis for Main Street at December 31, 2000:

                                                     Volume Subject to Repricing Within
                                       ---------------------------------------------------------------
                                                                                After One
                                       0-30 Days   31-180 Days   181-365 Days      Year        Total
                                       ---------------------------------------------------------------
                                                           (Dollars in Thousands)
Interest-earning assets:
  Investment securities                $   2,494    $  11,919     $  16,360     $ 140,821    $ 171,594
  Loans                                  236,417      118,342        88,741       292,463      735,963
  Mortgage loans held for sale             2,248           --            --            --        2,248
  Interest bearing deposits in banks       1,665           --            --            --        1,665
  Federal funds sold and short                --           --            --            --           --
    term investments                      88,437           --            --            --       88,437
                                       ---------------------------------------------------------------

Total interest-earning assets            331,261      130,261       105,101       433,284      999,907
                                       ---------------------------------------------------------------

Interest-bearing liabilities:
  Demand, money market and
    savings deposits                       8,795       43,972        52,767       140,677      246,211
Time deposits                             28,292      192,575       190,598        89,113      500,578
Borrowings                                     0        5,000        15,000        32,128       52,128
Federal Funds Purchased                   32,616           --            --            --       32,616

Total interest-bearing liabilities        69,703      241,547       258,365       261,918      831,533
                                       ---------------------------------------------------------------

Period gap                             $ 261,558    $(111,286)    $(153,264)    $ 171,366    $ 168,374
                                       ===============================================================

Cumulative gap                         $ 261,558    $ 150,272     $  (2,992)    $ 168,374
                                       ==================================================

Period gap to total assets                 24.44%      (10.40)%      (14.32)%       16.01%
Cumulative gap to total assets             24.44%       14.04%        (0.28)%       15.73%

      Shortcomings are inherent in any gap analysis since certain assets and liabilities may not move proportionally as interest rates change. In addition to gap analysis, Main Street Banks uses an interest rate risk simulation model and shock analysis to test the interest rate sensitivity of net interest income and the balance sheet, respectively. Contractual maturities and repricing opportunities of loans are incorporated in the model as are prepayment assumptions, maturity data and call options within the investment portfolio. Assumptions based on past experience are incorporated into the model for non-maturity deposit accounts. Based on Main Street's December 31, 2000 simulation analysis, the simulation model estimates that a 200 basis point rise or decline in rates over the next 12 month period would have an adverse impact of no more than 4% on its net interest income for the period. The change is relatively small, despite the company's asset sensitive position.

      As a financial institution, Main Street's primary component of market risk is interest rate volatility. Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on most of Main Street Banks' assets and liabilities, and the market value of all interest-earning assets and interest-bearing liabilities, other than those which have a short term to maturity. Based upon the nature of Main Street's operations, it is not subject to foreign exchange or commodity price risk. Main Street Banks does not own investment securities held as trading assets.

      Main Street Banks' exposure to market risk is reviewed on a regular basis. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. The objective is to measure the effect on net interest income and to adjust the balance sheet to minimize the inherent risk while at the same time maximizing income. Main Street Banks' Management recognizes these inherent risks and has structured processes and systems to identify, measure and control these risks.

      Liquidity involves Main Street Banks' ability to raise funds to support asset growth or reduce assets to meet deposit withdrawals and other payment obligations, to maintain reserve requirements and otherwise to operate on an ongoing basis. During the past three years, Main Street Banks' liquidity needs have primarily been met by growth in core deposits, as previously discussed, together with advances from the Federal Home Loan Bank. Although access to purchased funds from correspondent banks is available and has been utilized on occasion to take advantage of investment opportunities, Main Street Banks does not generally rely on these external funding sources. The cash and federal funds sold position, supplemented by amortizing investment and loan portfolios, have generally created an adequate liquidity position.

      IMPACT OF INFLATION. The effects of inflation on the local economy and on Main Street Banks' operating results have been relatively modest for the past several years. Since substantially all of the Company's assets and liabilities are monetary in nature, such as cash, securities, loans and deposits, their values are less sensitive to the effects of inflation than to changing interest rates, which do not necessarily change in accordance with inflation rates. Main Street Banks attempts to control the impact of interest rate fluctuations by managing the relationship between its interest sensitive assets and liabilities. Changes in interest rates will affect the volume of loans generated and the values of investment securities and collateral held. Increasing interest rates such as those experienced in 1999 generally decrease the value of securities and collateral and reduce loan demand, especially the demand for real estate loans. Declining interest rates tend to increase the value of securities and increase the demand for loans. For a more detailed explanation of how the Company manages its interest rate risk, see "--Financial Condition--Interest rate sensitivity and liquidity at page27.

      CAPITAL RESOURCES. Capital management consists of providing equity to support both current and future operations. Main Street is subject to capital adequacy requirements imposed by the Federal Reserve Board and Main Street Bank is subject to capital adequacy requirements imposed by the FDIC and the Georgia Department of Banking and Finance. Both the Federal Reserve Board and the FDIC have adopted risk-based capital requirements for assessing bank holding company and bank capital adequacy. These standards define and establish minimum capital requirements in relation to assets and off-balance sheet exposure, adjusted for credit risk. The risk-based capital standards currently in effect are designed to make regulatory capital requirements more sensitive to differences in risk profiles among bank holding companies and banks, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate relative risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

      The risk-based capital standards issued by the Federal Reserve Board require all bank holding companies to have "Tier 1 capital" of at least 4.0% and "total risk-based" capital (Tier 1 and Tier 2) of at least 8.0% of total risk-adjusted assets. "Tier 1 capital" generally includes common shareholders' equity and qualifying perpetual preferred stock together with related surpluses and retained earnings, less deductions for goodwill and various other intangibles. "Tier 2 capital" may consist of a limited amount of intermediate-term preferred stock, a limited amount of term subordinated debt, certain hybrid capital instruments and other debt securities, perpetual preferred stock not qualifying as Tier 1 capital, and a limited amount of the general valuation allowance for loan losses. The sum of Tier 1 capital and Tier 2 capital is "total risk-based capital."

      The Federal Reserve Board has also adopted guidelines which supplement the risk-based capital guidelines with a minimum ratio of Tier 1 capital to average total consolidated assets ("leverage ratio") of 3.0% for institutions with well diversified risk, including no undue interest rate exposure; excellent asset quality; high liquidity; good earnings; and that are generally considered to be strong banking organizations, rated composite 1 under applicable federal guidelines, and that are not experiencing or anticipating significant growth. Other banking organizations are required to maintain a leverage ratio of at least 4.0% to 5.0%. These rules further provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain capital positions substantially above the minimum supervisory levels and comparable to peer group averages, without significant reliance on intangible assets.

      Pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991, each federal banking agency revised its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of nontraditional activities, as well as reflect the actual performance and expected risk of loss on multifamily mortgages. Main Street Bank is subject to capital adequacy guidelines of the FDIC that are substantially similar to the Federal Reserve Board's guidelines. Also pursuant to the Federal Deposit Insurance Corporation Improvement Act, the FDIC has promulgated regulations setting the levels at which an insured institution such as Main Street Bank would be considered "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Under the FDIC's regulations, Main Street Bank is classified "well capitalized" for purposes of prompt corrective action. See "Supervision and Regulation" (page 51).

      Shareholders' equity increased to $93.8 million at December 31, 2000 from $80.1 million at December 31, 1999, an increase of $13.7 million or 17.1%. This increase was primarily the result of net income of $13.9 million and net unrealized gains on investment securities held for sale of $3.0 million, less dividends declared on common stock of $3.7 million.

            The following table provides a comparison of Main Street's and its banking subsidiary's leverage and risk-weighted capital ratios as of December 31, 2000 to the minimum and well capitalized regulatory standards:

                                             Minimum   Well Capitalized   Actual
                                             -------   ----------------   ------

Main Street:
           Leverage ratio                    4%         5%                 8.71%
           Tier 1 risk-based capital ratio   4%         6%                11.70%
           Risk-based capital ratio          8%        10%                12.95%

Main Street Bank:
           Leverage ratio                    4%         5%                 8.32%
           Tier 1 risk-based capital ratio   4%         6%                10.70%
           Risk-based capital ratio          8%        10%                11.95%

Walton Bank:
           Leverage ratio                    4%         5%                11.95%
           Tier 1 risk-based capital ratio   4%         6%                17.77%
           Risk-based capital ratio          8%        10%                18.99%

RECENT ACCOUNTING PRONOUNCEMENTS. In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 establishes new accounting and reporting activities for derivatives. The standard requires all derivatives to be measured at fair value and recognized as either assets or liabilities in the statement of condition. Under certain conditions, a derivative may be specifically designated as a hedge. Accounting for the changes in fair value of a derivative depends on the intended use of the derivative and the resulting designation. In July 1999, the Financial Accounting Standards Board issued SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities- Deferral of the Effective Date of FASB Statement No. 133" ("SFAS No. 137"). In June 2000, the Financial Accounting Standards Board issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities,"("SFAS No. 138") which amends the accounting and reporting standards of SFAS No. 133 for certain derivative instruments and certain hedging activities and is effective simultaneously with SFAS No. 133. Main Street adopted the standards as of January 1, 2001. The adoption of the standards by Main Street as of January 1, 2001, had no material effect on earnings and financial position based on Main Street's limited use of derivatives.

QUARTERLY RESULTS (UNAUDITED)

      The following table sets forth certain consolidated quarterly financial information of Main Street Banks. This information is derived from unaudited consolidated financial statements which include, in the opinion of management, all normal recurring adjustments which management considers necessary for a fair presentation of the results for such periods. The results for any quarter are not necessarily indicative of results for any future period. This information should be read in conjunction with Main Street Banks' consolidated financial statements and the notes thereto included elsewhere in this report.

                                                2000 Quarter Ended
                                   --------------------------------------------
                                   March 31    June 30     Sept. 30    Dec. 31
                                   --------------------------------------------
                                   (Dollars in thousands, except per share data)

Interest income                    $ 19,355    $ 20,601    $ 22,249    $ 23,430
Interest expense                      7,639       8,589      10,148      11,023
Net interest income                  11,716      12,012      12,101      12,407
Provision for loan losses               580         504         485         615
Securities gains (losses)                (3)       (513)         (1)          4
Earnings before income taxes          5,474       4,536       5,816       5,861
Operating income(1)                   3,578       3,910       3,804       3,945
Net income                            3,578       2,598       3,804       3,945
Net income per share, basic        $   0.23    $   0.18    $   0.24    $   0.25
Net income per share, diluted      $   0.23    $   0.16    $   0.24    $   0.25
Operating net income per share,    $   0.23    $   0.26    $   0.24    $   0.25
  diluted (1)

                                                1999 Quarter Ended
                                   --------------------------------------------
                                   March 31    June 30     Sept. 30    Dec. 31
                                   --------------------------------------------
                                   (Dollars in thousands, except per share data)

Interest income                    $ 15,615    $ 16,417    $ 17,492    $ 18,928
Interest expense                      6,068       6,223       6,672       7,451
Net interest income                   9,547      10,194      10,820      11,477
Provision for loan losses               450         535         410         400
Securities gains (losses)                (3)         (1)         14          (1)
Earnings before income taxes          4,181       3,952       4,967       5,329
Operating income(2)                   2,715       2,811       3,104       3,441
Net income                            2,787       2,674       3,220       3,412
Net income per share, basic        $   0.18    $   0.17    $   0.21    $   0.22
Net income per share, diluted      $   0.18    $   0.17    $   0.20    $   0.22
Operating net income per share,    $   0.17    $   0.17    $   0.20    $   0.22

(1) Excludes non-recurring merger related expenses and onetime losses pertaining to restructuring of investment portfolio of $1,311 in second quarter 2000.

(2) Excludes non-recurring merger related expenses of $137 in second quarter 1999 and $29 in fourth quarter 1999. Excludes non-recurring onetime gains from sales of property net of merger expenses of $72 in first quarter 1999 and $116 in third quarter 1999.